FOR IMMEDIATE RELEASE

               AUDIOVOX CORPORATION ANNOUNCES DEFINITIVE AGREEMENT TO SELL ITS WIRELESS HANDSET BUSINESS TO UTSTARCOM
                  FOR A TOTAL PURCHASE PRICE OF $165.1 MILLION

Hauppauge, NY, June 14, 2004 . . . Audiovox Corporation (Nasdaq: VOXX) announced today that its majority owned subsidiary Audiovox Communications Corporation ("ACC") has entered into a definitive agreement to sell selected assets and liabilities (excluding its receivables, inter-company accounts payable, and certain accrued expenses), to UTStarcom, Inc. (Nasdaq: UTSI) for a total purchase price of $165.1 million in cash, subject to certain post closing adjustments.

Audiovox has agreed to enter into a five-year royalty free licensing agreement permitting UTStarcom to use the Audiovox brand on certain products. Audiovox recently purchased 5% of ACC's shares from Toshiba Corporation, ACC's minority stockholder, and has entered into an agreement with Toshiba to purchase the balance of Toshiba's shares prior to the closing. Toshiba will be paid $15 million, which includes the repayment of an $8.1 million subordinated note. Audiovox Communications Corporation anticipates that the net proceeds of the sale will be approximately $90 million, subject to certain adjustments.

While the company anticipates the transaction to close during the second half of 2004, there can be no assurances as it is subject to certain closing conditions, including regulatory, third party and Audiovox shareholder approval. The Company's Board of Directors as well as the Board of UTStarcom has approved the transaction and John Shalam, Audiovox's Chairman and Chief Executive Officer and majority shareholder, has agreed to vote his Audiovox shares in favor of this deal.

Jefferies & Company, Inc. acted as financial advisors to the Company on this transaction.

"This marks a major milestone in Audiovox Corporation's evolution," stated Mr. Shalam. "Over the years, ACC has been a key driver in building and enhancing the Audiovox brand name and today, enjoys long-standing relationships with many of the world's leading technology manufacturers and wireless carriers. We have decided to exit that business because we believe we no longer have the capabilities to be a major player in that market. UTStarcom's position in the communications industry makes them better suited to meet the challenges of this exciting market."

Shalam continued, "As a result of this transaction we will emerge focused on the management of a diversified product portfolio. And it is our intention to continue to invest in engineering, product development, advertising and promotion as we are committed to building the Audiovox family of brands into a major force in the consumer electronics industry. We will have a strong balance sheet with substantial cash reserves that should allow us to take advantage of growth opportunities and new acquisitions while maximizing shareholder value. We believe that based both on the past performance of our electronics business, and the exciting programs currently underway, Audiovox should continue to expand it's presence in the marketplace."

                                  Exhibit 99.7

Conference Call

Audiovox Corporation will be hosting a conference call on Tuesday, June 15, 2004 at 10:00 a.m. EDT to discuss the details of this transaction. Interested parties may participate in a listen-only mode via a real-time web cast by visiting the company's web site http://www.audiovox.com and by clicking on "investor relations". For more information, please contact the company's investor relations department.

About Audiovox

Audiovox Corporation is an international leading company in consumer electronics and communications. The Company conducts its business through subsidiaries and markets its products both domestically and internationally under its own brands. It also functions as an OEM (Original Equipment Manufacturer) supplier to several customers. For additional information, please visit Audiovox on the Web at http://www.audiovox.com.

Safe-Harbor Language

Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statement. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to, risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the mobile and consumer electronics businesses as well as the wireless business; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against Audiovox and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal fourth quarter and year ended November 30, 2003 and Form 10-Q for the fiscal first quarter ended February 29, 2004.

Company Contact:                        Public and Investor Relations Contact:
------- --------                        ------ --- -------- --------- --------
C. Michael Stoehr, SVP/CFO              Glenn Wiener
Audiovox Corporation                    GW Communications
(631) 231-7750                          (212) 786-6011 or GWIENER@GWCCO.COM


                                  Exhibit 99.7